                                                                   Exhibit 4.(4)

                              SETTLEMENT AGREEMENT
                              --------------------

     This Settlement Agreement (this "Agreement") is made as of December 10, 1999 by and between Wilshire Real Estate Investment Inc., a Maryland corporation, on behalf of itself and all of its subsidiaries and affiliates ("WREI"), Andrew A. Wiederhorn, Lawrence A. Mendelsohn, on the one hand, and Wilshire Financial Services Group Inc., a Delaware corporation, on behalf of itself and all of its subsidiaries and affiliates, other than First Bank of Beverly Hills, F.S.B. ("WFSG"), on the other hand.

                                    RECITALS
                                    --------

A. WFSG, by itself and through its subsidiaries, and WREI, by itself and through its subsidiaries, are and/or have been parties to various agreements (the interpretation, enforceability or validity of some of which are disputed by one or more of the parties to this Agreement), including the following:

        1. A Management Agreement (the "Management Agreement") dated as of April 6, 1998 by and between Wilshire Realty Services Corporation ("WRSC"), a WFSG entity, and Wilshire Real Estate Partnership L.P. ("WREP"), a WREI entity (a copy of which is attached hereto as Exhibit 1).

        2. A convertible pay-in-kind note (the "Original PIK Note") (a copy of which is attached hereto as Exhibit 2) dated June 10, 1999. The Original PIK Note, all of the subsequently issued notes issued in discharge of the interest obligations thereupon and all accrued but unpaid interest on the Original PIK Note and any of such subsequently issued notes are collectively hereinafter referred to as the "PIK Notes."

        3. An Agreement dated October 19, 1999 (a copy of which is attached hereto as Exhibit 3), as supplemented by a letter dated November 29, 1999 (a copy of which is attached hereto as Exhibit 4), providing for the transfer of certain mortgage backed securities from WFSG to WREI.

        4. An Agreement dated October 14, 1999 (the "October 14th Agreement") relating to the transfer of employees, leasehold interests and certain assets and a limited waiver of certain nonsolicitation obligations (a copy of which is attached hereto as Exhibit 5).

B. WFSG currently holds 992,587 shares of the common stock of WREI, and options to acquire an additional 1,112,500 shares (including options to acquire 35,000 shares held by certain current employees of WFSG) of WREI common stock.

C. In February of 1999, WREI made a payment in the amount of 34,000 British Pounds to a WFSG entity in discharge of an obligation which had previously been paid and satisfied by WREI (the "Overpayment").

D. WFSG has asserted certain claims for reimbursement against WREI (the "WREI Reimbursement Claims") and against Messrs. Andrew A. Wiederhorn and Lawrence A. Mendelsohn (the "Wiederhorn and Mendelsohn Reimbursement Claims") which are set forth on Exhibit 6 attached hereto. The claims set forth in such exhibit have been disputed in whole or in part.

  E. WREI and WFSG intend by this Agreement to eliminate certain interests which each of them has or may have in or against the other, as more fully set forth below in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. WFSG hereby assigns and surrenders to WREI all of the right, title and interest in shares of WREI common stock held as of the date hereof by any WFSG entity, including, but not limited to, 992,587 shares of WREI common stock and options (including those held by current WFSG employees) to acquire 1,112,500 additional shares of WREI common stock. WFSG also hereby assigns any and all rights to any declared but unpaid dividends with respect to such shares. WFSG herewith delivers all stock certificates and other instruments in WFSG's possession evidencing such common stock and options to acquire WREI common stock properly endorsed in blank, together with any instruments heretofore reasonably requested by WREI to evidence the cancellation or to effect the surrender of any options hereinbefore described.

2. WFSG hereby irrevocably releases WREI for any claim WFSG may have to a management fee otherwise payable by WREI under Sections 9(a) and 9(b) of the Management Agreement with respect to management services rendered by WFSG for the benefit of WREI for the quarterly period ended September 30, 1999. Except as otherwise specifically set forth in this Section 2 and Section 6(1) (to the extent necessary to avoid duplicative recovery), this release shall not be deemed to affect or otherwise prejudice either party's position with respect to any other provision, including Section 14, of the Management Agreement.

3. WFSG hereby accepts and acknowledges that the consideration owing to WFSG as a result of the previous performance of its obligations under the agreements attached as Exhibits 3 and 4 is applied against the Original PIK Note as of the date of this Agreement and is discharged in consideration of the performance by WREI of all its obligations pursuant to this Agreement.

4. WREI hereby cancels all of WFSG' s obligations under the PIK Notes and the PIK Notes are hereby and hereafter considered satisfied and paid in full. WREI herewith surrenders to WFSG the original of all such PIK Notes, and each of which has been marked by WREI to have been "paid in full."

5. WREI irrevocably releases WFSG from all liability and any and all further obligations with respect to the Overpayment and the October 14th Agreement.

6. WFSG irrevocably releases (1) WREI from all liability and any and all further obligations with respect to the WREI Reimbursement Claims and (2) Messrs. Andrew Wiederhorn and Lawrence Mendelsohn from all liability and any and all further obligations with respect to the Wiederhorn and Mendelsohn Reimbursement Claims. The aforementioned releases in this Section 6 apply solely with respect to the specific items scheduled on Exhibit 6 attached hereto.

7. WFSG herewith issues to WREI an unsecured promissory note in the principal amount of $275,000, bearing interest at 9% per annum, the entire principal and interest of which are due and payable on June 12, 2000 (a copy of which is attached hereto as Exhibit 7).

8. Each of WFSG and WREI represents and warrants to the other that: (i) it has the necessary corporate power and authority to enter into and perform its obligations under this Agreement; (ii) this Agreement has been duly authorized by and validly executed on behalf of such party; (iii) this Agreement is a valid and binding obligation of such party, enforceable against the same in accordance with its terms; and (iv) such party owns the assets or properties that it is transferring pursuant to the terms of this Agreement free and clear of any and all liens and encumbrances.

9. Each of WFSG and WREI agrees that upon the request of the other party, it shall, at its own expense, do, execute and deliver such further acts and documents as the other party shall reasonably request from time to time for the purpose of assuring and confirming the other party of the rights hereby created or for the performance of the terms of this Agreement.

10. This Agreement shall be governed by the laws of the State of Oregon applicable to contracts performed entirely in that state, without giving effect to the conflicts of law principles thereof.

11. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.

12. The parties hereto recognize that this is a partial settlement and that additional disputes and obligations exist between the parties. Only the disputed claims expressly mentioned are settled and released by the terms of this Agreement. The parties acknowledge that no party admits any liability for any of such settled and released claims.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.



                                  WILSHIRE REAL ESTATE INVESTMENT INC.



                                  --------------------------------------------
                                  By:
                                  Its:


                                  WILSHIRE FINANCIAL SERVICES GROUP INC.



                                  --------------------------------------------
                                  By:
                                  Its:



                                  ANDREW A. WIEDERHORN



                                  --------------------------------------------




                                  LAWRENCE A. MENDELSOHN



                                  --------------------------------------------